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                                                                    Exhibit 99.1

                  FOR IMMEDIATE RELEASE
                   (Monday, November 13, 2000)

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
            CONTACTS:
            Investor Relations           Public Relations
            J. Brad McGee                Judith Czelusniak
            Executive Vice President,    Senior Vice President,
            Chief Strategy Officer       Corporate Relations
            Tyco International (US) Inc. Tyco International (US) Inc.
            (603) 778-9700               (561) 988-7424
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              TYCO ANNOUNCES ZERO-COUPON CONVERTIBLE DEBT OFFERING

      Pembroke, Bermuda, November 13, 2000--Tyco International Ltd. (NYSE: TYC;
LSE: TYI; BSX: TYC) today announced that it has commenced a zero-coupon convertible debt offering. Under the offering the debt securities will be convertible into common shares if the market price of the shares reaches specified thresholds. It is expected that the debt will not be callable prior to November 2007, and will mature in 20 years, although the holders will be able to require Tyco to repurchase the debt on several occasions. The debt securities will be offered with original issue discount with anticipated gross proceeds of approximately $2 billion. Tyco will use the proceeds of the offering to finance its recently announced acquisition of Lucent Power Systems.

      The offering is being made only to qualified institutional buyers. The securities being offered have not been registered under U.S. or state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

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